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                                                                      EXHIBIT 11

                                METROCALL, INC.
                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

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                                                  FOR THE QUARTER ENDED      FOR THE SIX MONTHS ENDED
                                                         JUNE 30,                    JUNE 30,
                                                 ------------------------    ------------------------
                                                    1996          1997          1996          1997
                                                 ----------    ----------    ----------    ----------
Net loss......................................   $  (10,955)   $  (12,305)   $  (18,646)   $  (24,052)
  Preferred dividends.........................           --        (1,609)           --        (3,169)
                                                 ----------    ----------    ----------    ----------
Net loss attributable to common
  stockholders................................   $  (10,955)   $  (13,914)   $  (18,646)   $  (27,221)
                                                  =========     =========     =========     =========
Weighted-average shares outstanding:
  Shares outstanding, beginning of period.....   14,626,255    24,521,135    14,626,255    24,521,135
  Shares issued in acquisitions...............           --       516,633            --       421,054
  Shares issued for exercise of stock
     options..................................           --         1,521            --           765
  Shares issued in employee stock purchase
     plan.....................................           --        34,770            --        34,770
                                                 ----------    ----------    ----------    ----------
  Weighted-average shares outstanding.........   14,626,255    25,074,059    14,626,255    24,977,724
                                                  =========     =========     =========     =========
Loss per share attributable to common
  stockholders................................   $    (0.75)   $    (0.55)   $    (1.27)   $    (1.09)
                                                  =========     =========     =========     =========
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